Exhibit 10.2

EXECUTION VERSION

TAX RECEIVABLE AGREEMENT (as amended from time to time, this “Agreement”), dated as of August 10, 2006, by and among Evercore Partners Inc., a Delaware corporation (the “Corporation”), and each of the Partners from time to time party hereto.

RECITALS

WHEREAS, the Partners hold partnership units (“Partnership Units”) in Evercore LP, a limited partnership organized under the laws of Delaware (the “Partnership”);

WHEREAS, the Partnership Units are exchangeable on a one-for-one basis for shares of Class A common stock of the Corporation, par value $0.01 per share (the “Shares”), as provided in the Certificate of Incorporation of the Corporation, as amended or restated, and the Partnership Agreement, as amended or restated;

WHEREAS, the Partnership, and each of its direct and indirect subsidiaries, will have in effect an election under Section 754 of the Internal Revenue Code of 1986, as amended (the “Code”), for each Taxable Year in which an exchange of Partnership Units for Shares occurs, which election is intended to result in an adjustment to the tax basis of the assets owned by the Partnership (solely with respect to the Corporation) at the time of an exchange of Partnership Units for Shares (an “Exchange”) (such time, the “Exchange Date”) (such assets and any asset whose tax basis is determined, in whole or in part, by reference to the adjusted basis of any such asset, the “Original Assets”) by reason of such Exchange and the receipt of payments under this Agreement;

WHEREAS, the income, gain, loss, expense and other Tax items of (i) the Partnership solely with respect to the Corporation may be affected by the Basis Adjustment (defined below) and (ii) the Corporation may be affected by the Imputed Interest (as defined below); and

WHEREAS, the parties to this Agreement desire to make certain arrangements with respect to the effect of the Basis Adjustment and Imputed Interest on the actual liability for Taxes of the Corporation.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Definitions. As used in this Agreement, the terms set forth in this Article I shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

“Advisory Firm” means accounting or law firm that is nationally recognized as being expert in Tax matters and that is agreed to by the Equity Committee (as defined in the Partnership Agreement).

“Advisory Firm Letter” shall mean a letter from the Advisory Firm stating that the relevant schedule, notice or other information to be provided by the Corporation to the applicable Partner and all supporting schedules and work papers were prepared in a manner consistent with the terms of this Agreement and, to the extent not expressly provided in this Agreement, on a reasonable basis in light of the facts and law in existence on the date such schedule, notice or other information is delivered to the applicable Partner.

“Agreed Rate” means LIBOR plus 200 basis points.

“Agreement” is defined in the preamble of this Agreement.

“Amended Schedule” is defined in Section 2.04(b) of this Agreement.

“Applicable Treasury Rate” means a rate equal to (1) if an Early Termination Notice is delivered prior to the third anniversary of the date of this Agreement, 5.36% or (2) the yield to maturity as of the date an Early Termination Notice is delivered of United States Treasury securities with a constant maturity (the “Applicable Maturity”) (as compiled and published in the most recent Federal Reserve Statistical Release H 15 (519)) equal to (a) if such Early Termination Notice is delivered on or after the third anniversary of the date of this Agreement but prior to the fifth anniversary of the date of this Agreement, 10 years, (b) if such Early Termination Notice is delivered on or after the fifth anniversary of the date of this Agreement but prior to the fifteenth anniversary of the date of this Agreement, the number of years from the date such Early Termination Notice is delivered through the fifteenth anniversary of the date of this Agreement, or (c) if such Early Termination Notice is delivered on or after the fifteenth anniversary of the date of this Agreement, two years. If there are no United States Treasury securities with a constant maturity equal to the Applicable Maturity, the yield to maturity shall be interpolated from the United States Treasury securities with constant maturities that are most nearly longer than and shorter than the Applicable Maturity.

“Basis Adjustment” means the adjustment to the tax basis of an Original Asset under Sections 743(b) and 754 of the Code and comparable sections of state and local tax laws (as calculated under Section 2.01 of this Agreement) as a result of an Exchange and the payments made pursuant to this Agreement.

“Business Day” means any calendar day that is not a Saturday, Sunday or other calendar day on which banks are required or authorized to be closed in the City of New York or Mexico City.

“Code” is defined in the Recitals of this Agreement.

“Corporation” is defined in the Preamble of this Agreement.

“Corporation Return” means the federal Tax Return and/or state and/or local Tax Return, as applicable, of the Corporation filed with respect to Taxes of any Taxable Year.

“Determination” shall have the meaning ascribed to such term in Section 1313(a) of the Code or similar provision of state and local tax law, as applicable.

“Early Termination Date” means the date of an Early Termination Notice for purposes of determining the Early Termination Payment.

“Early Termination Notice” is defined in Section 4.02 of this Agreement.

“Early Termination Schedule” is defined in Section 4.02 of this Agreement.

“Early Termination Payment” is defined in Section 4.03(b) of this Agreement.

“Early Termination Rate” means the Applicable Treasury Rate plus 300 basis points.

“Exchange” is defined in the Recitals of this Agreement.

“Exchange Basis Schedule” is defined in Section 2.02 of this Agreement.

“Exchange Date” is defined in the Recitals of this Agreement.

“Expert” is defined in Section 7.09 of this Agreement.

“Imputed Interest” shall mean any interest imputed under Section 1272, 1274 or 483 or other provision of the Code and any similar provision of state and local tax law with respect to the Corporation’s payment obligations under this Agreement.

“IRS” means the United States Internal Revenue Service.

“LIBOR” means for each month (or portion thereof) during any period, an interest rate per annum equal to the rate per annum reported, on the date two days prior to the first day of such month, on the Telerate Page 3750 (or if such screen shall cease to be publicly available, as reported on Reuters Screen page “LIBO” or by any other publicly available source of such market rate) for London interbank offered rates for U.S. dollar deposits for such month (or portion thereof).

“Market Value” shall mean the closing price of the Shares on the applicable Exchange Date on the national securities exchange or interdealer quotation system on which such Shares are then traded or listed, as reported by the Wall Street Journal; provided that if the closing price is not reported by the Wall Street Journal for the applicable Exchange Date, then the Market Value shall mean the closing price of the Shares on the Business Day immediately preceding such Exchange Date on the national securities exchange or interdealer quotation system on which such Shares are then traded or listed, as reported by the Wall Street Journal.

“Non-Stepped Up Tax Basis” means, with respect to any asset at any time, the tax basis that such asset would have had at such time if no Basis Adjustment had been made.

“Non-Stepped Up Tax Liability” means, with respect to any Taxable Year, the liability for Taxes of the Corporation using the same methods, elections, conventions and similar practices used on the relevant Corporation Return, but using the Non-Stepped Up Tax Basis instead of the tax basis of the Original Assets and excluding any deduction attributable to the Imputed Interest.

“Original Assets” is defined in the Recitals of this Agreement.

“Partner” means the parties hereto other than the Corporation and each other individual who from time to time executes a Joinder Agreement in the form attached hereto as Exhibit A.

“Partnership” is defined in the Recitals of this Agreement.

“Partnership Agreement” means the Amended and Restated Limited Partnership Agreement of Evercore LP dated as of August 7, 2006.

“Partnership Units” is defined in the Recitals of this Agreement.

“Payment Date” means any date on which a payment is made pursuant to this Agreement.

“Person” means and includes any individual, firm, corporation, partnership (including, without limitation, any limited, general or limited liability partnership), company, limited liability company, trust, joint venture, association, joint stock company, unincorporated organization or similar entity or governmental entity.

“Proportionate Share” means an amount equal to a fractional share of the transferring Partner’s Receivable, the numerator of which shall be the number of Partnership Units that have been transferred to such transferee by the Partner and the denominator of which shall be the total number of Partnership Units held by the Partner as of the date of this Agreement.

“Realized Tax Benefit” means, for a Taxable Year, the excess, if any, of the Non-Stepped Up Tax Liability over the actual liability for Taxes of the Corporation for such Taxable Year using the “with or without” methodology. If all or a portion of the actual tax liability for Taxes for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Benefit unless and until there has been a Determination.

“Realized Tax Detriment” means, for a Taxable Year, the excess, if any, of the actual liability for Taxes of the Corporation over the Non-Stepped Up Tax Liability for such Taxable Year using the “with or without” methodology. If all or a portion of the actual tax liability for Taxes for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Detriment unless and until there has been a Determination.

“Receivable” of a Partner means such Partner’s rights, interests, and entitlements hereunder as of the date of this Agreement.

“Reconciliation Procedures” shall mean those procedures set forth in Section 7.09 of this Agreement.

“Schedule” means any of the Exchange Basis Schedule, Tax Benefit Schedule and the Early Termination Schedule.

“Shares” is defined in the Recitals of this Agreement.

“Tax Benefit Payment” is defined in Section 3.01(b) of this Agreement.

“Tax Benefit Schedule” is defined in Section 2.03 of this Agreement.

“Tax Return” means any return, declaration, report or similar statement required to be filed with respect to Taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return and declaration of estimated Tax.

“Taxable Year” means a taxable year as defined in Section 441(b) of the Code or comparable section of state or local tax law, as applicable, (and, therefore, for the avoidance of doubt, may include a period of less than 12 months for which a Tax Return is made) ending on or after the Exchange Date in which there is a Basis Adjustment due to an Exchange.

“Taxes” means any and all U.S. federal, state, local and foreign taxes, assessments or similar charges measured with respect to net income or profits and any interest, additions to Tax or penalties applicable or related to such Tax.

“Taxing Authority” shall mean any domestic, foreign, federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any taxing authority or any other authority exercising Tax regulatory authority.

“Treasury Regulations” means the final, temporary and proposed regulations under the Code promulgated from time to time (including corresponding provisions and succeeding provisions) as in effect for the relevant taxable period.

“Valuation Assumptions” shall mean, as of an Early Termination Date, the assumptions that (1) in each Taxable Year ending on or after such Early Termination Date, the Corporation will have taxable income sufficient to fully utilize the deductions arising from the Basis Adjustment and the Imputed Interest during such Taxable Year, (2) the federal income tax rates and state and local income tax rates that will be in effect for each such Taxable Year will be those specified for each such Taxable Year by the Code and other law as in effect on the Early Termination Date, (3) any loss carryovers generated by the Basis Adjustment or the Imputed Interest and available as of the date of the Early Termination Schedule will be utilized by the Corporation on a pro rata basis from the date of the Early Termination Schedule through the twentieth anniversary of the Exchange Date and (4) if an Early Termination is effected prior to an Exchange of Partnership Units, clause (i) of Section 2.01 shall be read to include the Market Value of the Shares and cash that would be transferred if the Exchange occurred on the Early Termination Date.

ARTICLE II

DETERMINATION OF REALIZED TAX BENEFIT

SECTION 2.01. Basis Adjustment. The Corporation and the applicable Partner agree that, as a result of an Exchange, the Corporation’s basis in the applicable Original Assets shall be increased by the excess, if any, of (i) the Market Value of the Shares and cash transferred to the applicable Partner pursuant to the Exchange plus the amount of payments received pursuant to this Agreement over (ii) the Corporation’s share of the basis of the Original Assets immediately after the Exchange attributable to the Partnership Units exchanged as provided in Section 743(b) of the Code and the Treasury Regulations promulgated thereunder. For the avoidance of doubt, payments made under this Agreement shall not be treated as resulting in a Basis Adjustment to the extent such payments are treated as Imputed Interest.

SECTION 2.02. Exchange Basis Schedule. Within 45 calendar days after the filing of the U.S. federal income tax return of the Corporation for each Taxable Year in which any Exchange has been effected, the Corporation shall deliver to the applicable Partner a schedule (the “Exchange Basis Schedule”) that shows, in reasonable detail, for purposes of Taxes, (i) the actual unadjusted tax basis of the Original Assets as of each applicable Exchange Date, (ii) the Basis Adjustment with respect to the Original Assets as a result of the Exchanges effected in such Taxable Year, calculated in the aggregate, (iii) the period or periods, if any, over which the Original Assets are amortizable and/or depreciable and (iv) the period or periods, if any, over which each Basis Adjustment is amortizable and/or depreciable.

SECTION 2.03. Tax Benefit Schedule. Within 45 calendar days after the filing of the U.S. federal income tax return of the Corporation for any Taxable Year in which there is a Realized Tax Benefit or Realized Tax Detriment, the Corporation shall provide to the applicable Partner a schedule showing, in reasonable detail, the calculation of the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year (a “Tax Benefit Schedule”). The Schedule will become final as provided in Section 2.04(a) and may be amended as provided in Section 2.04(b) (subject to the procedures set forth in Section 2.04(b)).

SECTION 2.04. Procedures, Amendments

(a) Procedure. Every time the Corporation delivers to the applicable Partner an applicable Schedule under this Agreement, the Corporation shall also (x) deliver to the applicable Partner schedules and work papers providing reasonable detail regarding the preparation of the Schedule and an Advisory Firm Letter supporting such Schedule and (y) allow the applicable Partner reasonable access to the appropriate representatives at the Corporation and the Advisory Firm in connection with a review of such Schedule. The applicable Schedule shall become final and binding on all parties unless the applicable Partner, within 30 calendar days after receiving an Exchange Basis Schedule or amendment thereto or 10 calendar days after receiving a Tax Benefit Schedule or amendment thereto, provides the Corporation with notice of a material objection to such Schedule made in good faith. If the parties, negotiating in good faith, are unable to successfully resolve the issues raised in such notice within 60 calendar days, if with respect to an Exchange Basis Schedule, or 30 calendar days, if with respect to a Tax Benefit Schedule, after such Schedule was delivered to the applicable Partner, the Corporation and the applicable Partner shall employ the Reconciliation Procedures as described in Section 7.09 of this Agreement.

(b) Amended Schedule. The applicable Schedule for any Taxable Year may be amended from time to time by the Corporation (i) in connection with a Determination affecting such Schedule, (ii) to correct material inaccuracies in the Schedule identified as a result of the receipt of additional factual information relating to a Taxable Year after the date the Schedule was provided to the applicable Partner, (iii) to comply with the Expert’s determination under the Reconciliation Procedures, (iv) to reflect a material change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to a carryback or carryforward of a loss or other tax item to such Taxable Year, (v) to reflect a material change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to an amended Tax Return filed for such Taxable Year, or (vi) to adjust the Exchange Basis Schedule to take into account payments made pursuant to this Agreement (such schedule, an “Amended Schedule”); provided, however, that such a change under clause (i) attributable to an audit of a Tax Return by an applicable Taxing Authority shall not be taken into account on an amended Schedule unless and until there has been a Determination with respect to such change.

ARTICLE III

TAX BENEFIT PAYMENTS

SECTION 3.01. Payments

(a) Payments. Within five (5) calendar days of a Tax Benefit Schedule delivered to an applicable Partner becoming final, the Corporation shall pay to the applicable Partner for such Taxable Year the Tax Benefit Payment determined pursuant to Section 3.01(b). Each such Tax Benefit Payment shall be made by wire transfer of immediately available funds to a bank account of the applicable Partner previously designated by such Partner to the Corporation. For the avoidance of doubt, no Tax Benefit Payment shall be made in respect of estimated tax payments, including, without limitation, federal income tax payments. Notwithstanding anything herein to the contrary, in no event shall payments to an applicable Partner under this Agreement exceed an amount to be determined on the Exchange Date as agreed to by the Corporation and the applicable Partner.

(b) A “Tax Benefit Payment” means an amount, not less than zero, equal to 85% of the Corporation’s Realized Tax Benefit, if any, for a Taxable Year, increased by, (1) interest calculated at the Agreed Rate from the due date (without extensions) for filing the

Corporation Return with respect to Taxes for such Taxable Year and (2) the amount of the excess Realized Tax Benefit reflected on an Amended Tax Benefit Schedule for a previous Taxable Year over the Realized Tax Benefit (or Realized Tax Detriment (expressed as a negative number)) reflected on the Tax Benefit Schedule for such previous Taxable Year; and decreased by, (3) an amount equal to the Corporation’s Realized Tax Detriment (expressed as a negative number) (if any) for any previous Taxable Year, and (4) the amount of the excess Realized Tax Benefit reflected on a Tax Benefit Schedule for a previous Taxable Year over the Realized Tax Benefit (or Realized Tax Detriment (expressed as a negative number)) reflected on the Amended Tax Benefit Schedule for such previous Taxable Year; provided, however, that the amounts described in 3.01(b)(2), (3) and (4) shall not be taken into account in determining a Tax Benefit Payment attributable to any Taxable Year to the extent of such amounts were taken into account in determining any Tax Benefit Payment in a preceding Taxable Year.

SECTION 3.02. No Duplicative Payments. It is intended that the above provisions will not result in duplicative payment of any amount (including interest) required under this Agreement.

SECTION 3.03. Pro Rata Payments. For the avoidance of doubt, to the extent the Corporation’s deduction with respect to the Basis Adjustment is limited in a particular Taxable Year, the limitation on the deduction shall be taken into account for each applicable Partner on a pro rata basis relative to the total amount of deductions with respect to the aggregate Basis Adjustments for all of the applicable Partners.

ARTICLE IV

TERMINATION

SECTION 4.01. Early Termination of Agreement. The Corporation may terminate this Agreement with respect to some or all of the Partnership Units held (or previously held and exchanged) by the applicable Partner at any time by paying to the applicable Partner the Early Termination Payment; provided that the Corporation terminates this Agreement for a proportional amount of the relevant Partnership Units (whether or not exchanged for Shares) held by each Partner; provided, further, that the Corporation may not terminate this Agreement prior to the fifth anniversary of the date of this Agreement except in the event of a Change of Control (as such term is defined in the Partnership Agreement). Upon payment of the Early Termination Payment by the Corporation, neither the applicable Partner nor the Corporation shall have any further payment obligations under this Agreement in respect of such Partner, other than for any (a) Tax Benefit Payment agreed to by the Corporation and the applicable Partner as due and payable but unpaid as of the Early Termination Notice and (b) Tax Benefit Payment due for the Taxable Year ending with or including the date of the Early Termination Notice (except to the extent that the amount described in clause (b) is included in the Early Termination Payment).

SECTION 4.02. Early Termination Notice. If the Corporation chooses to exercise its right of early termination under Section 4.01 above, the Corporation shall deliver to the applicable Partner notice of such intention to exercise such right (“Early Termination Notice”) and a schedule (the “Early Termination Schedule”) specifying the Corporation’s intention to exercise such right and showing in reasonable detail the calculation of the Early Termination Payment. The applicable Early Termination Schedule shall become final and binding on all parties unless the applicable Partner, within 10 calendar days after receiving the Early Termination Schedule thereto provides the Corporation with notice of a material objection to such Schedule made in good faith. If the parties, negotiating in good faith, are unable to successfully resolve the issues raised in such notice within 30 calendar days after such Schedule was delivered to the applicable Partner, the Corporation and the applicable Partner shall employ the Reconciliation Procedures as described in Section 7.09 of this Agreement.

SECTION 4.03. Payment upon Early Termination. (a) Within three calendar days after agreement between the applicable Partner and the Corporation of the Early Termination Schedule, the Corporation shall pay to the applicable Partner an amount equal to the Early Termination Payment. Such payment shall be made by wire transfer of immediately available funds to a bank account designated by the applicable Partner.

(b) The “Early Termination Payment” as of the date of an Early Termination Schedule shall equal the present value, discounted at the Early Termination Rate, of all Tax Benefit Payments that would be required to be paid by the Corporation to the applicable Partner beginning from the Early Termination Date assuming the Valuation Assumptions are applied.

ARTICLE V

SUBORDINATION AND LATE PAYMENTS

SECTION 5.01. Subordination. Notwithstanding any other provision of this Agreement to the contrary, any Tax Benefit Payment or Early Termination Payment required to be made by the Corporation to the applicable Partner under this Agreement (an “Exchange Payment”) shall rank subordinate and junior in right of payment to any principal, interest or other amounts due and payable in respect of any obligations in respect of indebtedness for borrowed money of the Corporation and its Subsidiaries (“Senior Obligations”) and shall rank pari passu with all current or future unsecured obligations of the Corporation that are not Senior Obligations.

SECTION 5.02. Late Payments by the Corporation. The amount of all or any portion of an Exchange Payment not made to the applicable Partner when due under the terms of this Agreement shall be payable together with any interest thereon, computed at the Agreed Rate and commencing from the date on which such Exchange Payment was due and payable.

ARTICLE VI

NO DISPUTES; CONSISTENCY; COOPERATION

SECTION 6.01. Partner Participation in the Corporation’s Tax Matters. Except as otherwise provided herein, the Corporation shall have full responsibility for, and sole discretion over, all Tax matters concerning the Corporation, including without limitation the preparation, filing or amending of any Tax Return and defending, contesting or settling any issue pertaining to Taxes. Notwithstanding the foregoing, the Corporation shall notify the applicable Partner of, and keep the applicable Partner reasonably informed with respect to the portion of any audit of the Corporation by a Taxing Authority the outcome of which is reasonably expected to affect the applicable Partner’s rights and obligations under this Agreement, and shall provide to the applicable Partner reasonable opportunity to provide information and other input to the Corporation and its advisors concerning the conduct of any such portion of such audit; provided, however, that the Corporation shall not be required to take any action that is inconsistent with any provision of the Partnership Agreement.

SECTION 6.02. Consistency. Unless there is a Determination to the contrary, the Corporation and the applicable Partner agree to report and cause to be reported for all purposes, including federal, state and local Tax purposes and financial reporting purposes, all Tax-related items (including without limitation the Basis Adjustment and each Tax Benefit Payment) in a manner consistent with that specified by the Corporation in any Schedule required to be provided by or on behalf of the Corporation under this Agreement. In the event that an Advisory Firm is replaced with another firm acceptable to the Corporation and the applicable Partner, such replacement Advisory Firm shall be required to perform its services under this Agreement using procedures and methodologies consistent with the previous Advisory Firm, unless otherwise required by law or the Corporation and the applicable Partner agree to the use of other procedures and methodologies.

SECTION 6.03. Cooperation. The applicable Partner shall (a) furnish to the Corporation in a timely manner such information, documents and other materials as the Corporation may reasonably request for purposes of making any determination or computation necessary or appropriate under this Agreement, preparing any Tax Return or contesting or defending any audit, examination or controversy with any Taxing Authority, (b) make itself available to the Corporation and its representatives to provide explanations of documents and materials and such other information as the Corporation or its representatives may reasonably request in connection with any of the matters described in clause (a) above, and (c) reasonably cooperate in connection with any such matter.

ARTICLE VII

SECTION 7.01. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed duly given and received (a) on the date of delivery if delivered personally, or by facsimile upon confirmation of transmission by the sender’s fax machine if sent on a Business Day (or otherwise on the next Business Day) or (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

if to the Corporation, to:

Evercore Partners Inc.

55 East 52nd Street

43rd Floor

New York, NY 10055

Attention: Chief Financial Officer

Facsimile Number: (212) 857-3101

with a copy to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Attention: Joshua F. Bonnie, Esq.

Facsimile Number: (212) 455-2502

if to the applicable Partner, to:

Evercore Partners Inc.

55 East 52nd Street

43rd Floor

New York, NY 10055

Attention: Chief Financial Officer

Facsimile Number: (212) 857-3101

Any party may change its address or fax number by giving the other party written notice of its new address or fax number in the manner set forth above.

SECTION 7.02. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

SECTION 7.03. Entire Agreement; No Third Party Beneficiaries. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

SECTION 7.04. Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of New York.

SECTION 7.05. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

SECTION 7.06. Successors; Assignment; Amendments. No Partner may assign this Agreement to any person without the prior written consent of the Corporation; provided, however, that, to the extent Partnership Units are effectively transferred in accordance with the terms of the Partnership Agreement, the Proportionate Share of the transferring Partner’s Receivable shall automatically be assigned to the transferee of such Partnership Units and the transferee shall automatically become bound hereby, and such transferee shall execute this Agreement.

No amendment to this Agreement shall be effective unless it shall be in writing and signed by the Corporation and the Partners.

All of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the parties hereto and their respective successors, assigns, heirs, executors, administrators and legal representatives. The Corporation shall require and cause any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Corporation, by written agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform if no such succession had taken place.

SECTION 7.07. Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

SECTION 7.08. Resolution of Disputes.

(a) Any and all disputes which are not governed by Section 7.09 and which cannot settled amicably, including any ancillary claims of any party, arising out of, relating to or in connection with the validity, negotiation, execution, interpretation, performance or non-performance of this Agreement (including the validity, scope and enforceability of this arbitration provision) shall be finally settled by arbitration conducted by a single arbitrator in New York in accordance with the then-existing Rules of Arbitration of the International Chamber of Commerce. If the parties to the dispute fail to agree on the selection of an arbitrator within ten (10) days of the receipt of the request for arbitration, the International Chamber of Commerce shall make the appointment. The arbitrator shall be a lawyer and shall conduct the proceedings in the English language. Performance under this Agreement shall continue if reasonably possible during any arbitration proceedings.

(b) Notwithstanding the provisions of paragraph (a), the Corporation may bring an action or special proceeding in any court of competent jurisdiction for the purpose of compelling a party to arbitrate, seeking temporary or preliminary relief in aid of an arbitration hereunder, and/or enforcing an arbitration award and, for the purposes of this paragraph (b), each Partner (i) expressly consents to the application of paragraph (c) of this Section 7.08 to any such action or proceeding, (ii) agrees that proof shall not be required that monetary damages for breach of the provisions of this Agreement would be difficult to calculate and that remedies at law would be inadequate, and (iii) irrevocably appoints the Corporation as such Partner’s agent for service of process in connection with any such action or proceeding and agrees that service of process upon such agent, who shall promptly advise such Partner of any such service of process, shall be deemed in every respect effective service of process upon the Partner in any such action or proceeding.

(c)

(i) EACH PARTNER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF COURTS LOCATED IN NEW YORK, NEW YORK FOR THE PURPOSE OF ANY JUDICIAL PROCEEDING BROUGHT IN ACCORDANCE WITH THE PROVISIONS OF PARAGRAPH (B) OF THIS SECTION 7.08, OR ANY JUDICIAL PROCEEDING ANCILLARY TO AN ARBITRATION OR CONTEMPLATED ARBITRATION ARISING OUT OF OR RELATING TO OR CONCERNING THIS AGREEMENT. Such ancillary judicial proceedings include any suit, action or proceeding to compel arbitration, to obtain temporary or preliminary judicial relief in aid of arbitration, or to confirm an arbitration award. The parties acknowledge that the fora designated by this paragraph (c) have a reasonable relation to this Agreement, and to the parties’ relationship with one another; and

(ii) The parties hereby waive, to the fullest extent permitted by applicable law, any objection which they now or hereafter may have to personal jurisdiction or to the laying of venue of any such ancillary suit, action or proceeding brought in any court referred to in paragraph (c) (i) of this Section 7.08 and such parties agree not to plead or claim the same.

SECTION 7.09. Reconciliation. In the event that the Corporation and the applicable Partner are unable to resolve a disagreement within the relevant period designated in this Agreement, the matter shall be submitted for determination to a nationally recognized expert (the “Expert”) in the particular area of disagreement mutually acceptable to both parties. The Expert shall be employed by a nationally recognized accounting firm or a law firm (other than the Advisory Firm), and the Expert shall not, and the firm that employs the Expert shall not, have any material relationship with either the Corporation or the applicable Partner or other actual or potential conflict of interest. The Expert shall resolve any matter relating to the Exchange Basis Schedule or an amendment thereto within 30 calendar days and shall resolve any matter relating to a Tax Benefit Schedule or an amendment thereto within 15 calendar days, in each case after the matter has been submitted to the Expert for resolution. Notwithstanding the preceding sentence, if the matter is not resolved before any payment that is the subject of a disagreement is due or any Tax Return reflecting the subject of a disagreement is due, such payment shall be made on the date prescribed by this Agreement and such Tax Return may be filed as prepared by the Corporation, subject to adjustment or amendment upon resolution. The costs and expenses relating to the engagement of such expert or amending any Tax Return shall be borne by the party who did not have the prevailing position, or if a compromise is reached by the Corporation and the applicable Partner, the costs and expenses shall be borne equally by the parties. The Expert shall determine which party prevails. The determinations of the Expert pursuant to this Section 7.09 shall be binding on the Corporation and the applicable Partner absent manifest error.

SECTION 7.10. Withholding. The Corporation shall be entitled to deduct and withhold from any payment payable pursuant to this Agreement such amounts as the Corporation are required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority by the Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the applicable Partner.

IN WITNESS WHEREOF, the Corporation and each Partner have duly executed this Agreement as of the date first written above.

EVERCORE PARTNERS INC.

By	/s/ Austin M. Beutner
Name:	Austin M. Beutner
Title:	President and Co-Chief Executive Officer

Address:	c/o Evercore Partners Inc. 55 East 52nd Street, 43rd Floor New York, New York 10055

ROGER C. ALTMAN

By:	/s/ Roger C. Altman

A&N ASSOCIATES L.P.

By:	/s/ Jurate Kazickas
Name:	Jurate Kazickas
Title:	General Partner

ROGER C. ALTMAN 1997 FAMILY LIMITED PARTNERSHIP

By:	/s/ Jurate Kazickas
Name:	Jurate Kazickas
Title:	Managing General Partner

THE ROGER C. ALTMAN 2005 GRANTOR RETAINED ANNUITY TRUST

By:	/s/ Roger C. Altman
Name:	Roger C. Altman

AUSTIN M. BEUTNER

By:	/s/ Austin M. Beutner

BEUTNER FAMILY 2001 LONG-TERM TRUST

By:	/s/ Austin M. Beutner
Name:	Austin M. Beutner

THE AUSTIN M. BEUTNER 2005 GRANTOR RETAINED ANNUITY TRUST

By:	/s/ Austin M. Beutner
Name:	Austin M. Beutner

CIARA A. BURNHAM

By:	/s/ Ciara A. Burnham

PHILIPPE CAMUS

By:	/s/ Philippe Camus

JOHN T. DILLON

By:	/s/ John T. Dillon

RICHARD P. EMERSON

By:	/s/ Richard P. Emerson

ADAM FRANKEL

By:	/s/ Adam Frankel

SAUL GOODMAN

By:	/s/ Saul Goodman

GIL HA

By:	/s/ Gil Ha

WILLIAM O. HILTZ

By:	/s/ William O. Hiltz

JONATHAN A. KNEE

By:	/s/ Jonathan A. Knee

TIMOTHY G. LALONDE
By:	/s/ Timothy G. Lalonde

GAIL LANDIS

By:	/s/ Gail Landis

M. SHARON LEWELLEN

By:	/s/ M. Sharon Lewellen

EDUARDO G. MESTRE

By:	/s/ Eduardo G. Mestre

NEERAJ MITAL

By:	/s/ Neeraj Mital

THE NEERAJ MITAL 1997 INSURANCE TRUST

By:	/s/ John R. Varughese
Name:	John R. Varughese
Title:	Trustee

SANGAM PANT

By:	/s/ Sangam Pant

MICHAEL J. PRICE

By:	/s/ Michael J. Price

KATHLEEN G. REILAND

By:	/s/ Kathleen G. Reiland

WILLIAM C. REPKO

By:	/s/ William C. Repko

BRIAN ROBERTS

By:	/s/ Brian Roberts

JANE SADOWSKY

By:	/s/ Jane Sadowsky

WILLIAM A. SHUTZER

By:	/s/ William A. Shutzer

DAVID WEZDENKO

By:	/s/ David Wezdenko

JANE WHEELER

By:	/s/ Jane Wheeler

DAVID YING

By:	/s/ David Ying

PEDRO CARLOS ASPE ARMELLA

By:	/s/ Pedro Aspe

PASPRO TRUST

By:	/s/ Javier Bernstein Iturbide
Name:	Javier Bernstein Iturbide
Title:	Investment Trustee

FIDEICOMISO F/1475

By:	/s/ HD Guadalupe Terreros Barros
Name:	HD Guadalupe Terreros Barros
Title:	Trust Delegate on Behalf Fideicomiso F/1475

JANESANCO, S. DE R.L.

By:	/s/ Sergio Sánchez García
Name:	Sergio Sánchez García
Title:	Legal Representative

SUDARTE, S. DE R.L.

By:	/s/ Hugo Garza
Name:	Hugo A. Garza Medina
Title:	Legal Representative

APORTELA, S. DE R.L.

By:	/s/ Maria Eugenia Biana Escalera
Name:	Maria Eugenia Biana Escalera

ADMINISTRADORA HDI, S. DE R.L. DE C.V.

By:	/s/ Armando Jorge Marcos Penilla
Name:	Armando Jorge Marcos Penilla
Title:	Legal Representative

ANROSALE, S. DE R.L.

By:	/s/ Antonio Souza
Name:	Antonio Souza

AUGUSTO ARELLANO OSTOA

By:	/s/ Augusto Arellano Ostoa

ANTONIO BASSOLS ZALETA

By:	/s/ Antonio Bassols Zaleta

TRUSTEES OF THE ADAM B. FRANKEL 2006 TRUST

By:	/s/ Adam B. Frankel
Name:	Adam B. Frankel
Title:	Investment Trustee

TRUSTEES OF THE JONATHAN ARYE KNEE 2006 TRUST

By:	/s/ Jonathan Arye Knee
Name:	Jonathan Arye Knee
Title:	Investment Trustee

TRUSTEES OF THE JOHN TERRANCE DILLON 2006 TRUST

By:	/s/ John Terrence Dillon
Name:	John Terrence Dillon
Title:	Investment Trustee

TRUSTEES OF THE GAIL S. LANDIS 2006 TRUST

By:	/s/ Gail S. Landis
Name:	Gail S. Landis
Title:	Investment Trustee

TRUSTEES OF THE NEERAJ MITAL 2006 TRUST

By:	/s/ Neeraj Mital
Name:	Neeraj Mital
Title:	Investment Trustee

TRUSTEES OF THE WILLIAM O. HILTZ 2006 TRUST

By:	/s/ William O. Hiltz
Name:	William O. Hiltz
Title:	Investment Trustee

TRUSTEES OF THE M. SHARON LEWELLEN 2006 TRUST

By:	/s/ M. Sharon Lewellen
Name:	M. Sharon Lewellen
Title:	Investment Trustee

TRUSTEES OF MESTRE 2006 EVERCORE GRAT

By:	/s/ Eduardo G. Mestre
Name:	Eduardo G. Mestre
Title:	Trustee

TRUSTEES OF PRICE 2006 EVERCORE GRAT

By:	/s/ Michael J. Price
Name:	Michael J. Price
Title:	Trustee

Exhibit A

FORM OF

JOINDER AGREEMENT

This Joinder Agreement (“Joinder Agreement”) is a joinder letter to the Tax Receivable Agreement, dated as of [                    ], 2006 (the “Agreement”), among Evercore Partners Inc., a Delaware corporation (the “Corporation”), and each of the Partners from time to time party thereto. Capitalized terms used but not defined in this Joinder Agreement shall have their respective meanings as defined in the Agreement. This Joinder Agreement shall be governed by, and construed in accordance with, the law of the State of New York. In the event of any conflict between this Joinder Agreement or the Agreement, the terms of this Joinder Agreement shall control.

The undersigned hereby agrees that the undersigned hereby joins and enters into the Agreement having acquired Partnership Units in the Partnership. By signing and returning this Joinder Agreement to the Corporation at 55 East 52nd Street, 43rd Floor, New York, NY 10055, Attention: Chief Financial Officer, the undersigned accepts and agrees to be bound by and subject to all of the terms and conditions of and agreements of a Partner contained in the Agreement, with all attendant rights, duties and obligations of a Partner thereunder. The parties to the Agreement shall treat the execution and delivery hereof by the undersigned as the execution and delivery of the Agreement by the undersigned and, upon receipt of this Joinder Agreement by the Corporation, the signature of the undersigned set forth below shall constitute a counterpart signature to the signature page of the Agreement.

Name:_______________________________________________________________________

Address for Notices:	With copies to:

IN WITNESS WHEREOF, the undersigned has executed this Joinder Agreement as of the date set forth below.

By:
Name:
Title:
Date:

Accepted:

EVERCORE PARTNERS INC.

By:
Name:
Title:
Date:

(Signature Page to Joinder Agreement to Tax Receivable Agreement)